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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


1.       Bank Systems and Equipment Corp., a Florida corporation
2.       Dyad Mortgage Technologies, Inc., a Georgia corporation
3.       Call Me Bill, LLC, a Kentucky limited liability corporation
4.       Net-merce, LLC, a Kentucky limited liability corporation
5.       Netcal, Inc., a Georgia corporation
6.       NetzeePlus, Inc., a Georgia corporation